Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2010 RESULTS
First Quarter Net Revenue Increases 69% to $138.3 million
First Quarter Diluted EPS of $0.27
Vancouver, Canada — June 10, 2010 — lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the first quarter ended May 2, 2010.
For the first quarter ended May 2, 2010:
•	Net revenue for the quarter increased 69.3% to $138.3 million from $81.7 million in the first quarter of fiscal 2009. Net revenue from corporate-owned stores was $115.6 million for the quarter, an increase of 58.5% from $72.9 million in the first quarter of fiscal 2009, and comparable-store sales increased by 35% on a constant-dollar basis.

•	Gross profit for the quarter increased by 112.3% to $74.4 million, and as a percentage of net revenue gross profit increased to 53.8% for the quarter from 42.9% in the first quarter of fiscal 2009.

•	Income from operations for the quarter increased by 229.6% to $32.5 million, and as a percentage of net revenue was 23.5% compared to 12.1% of net revenue in the first quarter of fiscal 2009.

•	Diluted earnings per share for the quarter was $0.27 on net income of $19.6 million, compared to diluted earnings per share of $0.09 on net income of $6.5 million in the first quarter of fiscal 2009.

•	The tax rate for the quarter was 40.0% versus 34.4% a year ago. The tax rate has been increased to take into account the additional future income tax liability which could arise on repatriation of excess unremitted earnings of the Canadian operating subsidiary.
The Company ended the first quarter of fiscal 2010 with $173.6 million in cash and cash equivalents compared to $59.3 million at the end of the first quarter of fiscal 2009. Inventory at the end of the first quarter of fiscal 2010 totaled $50.8 million compared to $44.6 million at the end of the first quarter of fiscal 2009.
Christine Day, lululemon’s CEO stated: “This was our company’s best-ever first quarter as we were able to generate very strong same store sales growth in both the U.S. and Canada. In the first quarter, we saw our trailing 12 month average sales per square foot reach $1,428, an improvement from last quarter’s $1,318.”
Updated Outlook
The previous outlook had reflected a tax rate of 35%. Consistent with the adjustment to the tax rate in the first quarter of fiscal 2010 the updated outlook assumes a tax rate of 40% for fiscal 2010.
For the second quarter of fiscal 2010, we expect net revenue to be in the range of $140 million to $145 million based on a comparable-store sales percentage increase in the mid 20s on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.21 to $0.23 for the quarter. This assumes 72.1 million diluted weighted-average shares outstanding.
For the full fiscal 2010, we now expect net revenue to be in the range of $620 million to $635 million and diluted earnings per share are expected to be in the range of $1.05 to $1.10 for the full year. This assumes 72.2 million diluted weighted-average shares outstanding.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 10, 2010, at 9:00 am Eastern Time. Those interested in participating in the call are invited to dial (877) 312-8622 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep
Creating components for people to live longer, healthier and more fun lives people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Creating components for people to live longer, healthier and more fun lives

Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; risks that consumer spending may continue to decline and that U.S. and global macroeconomic conditions may worsen; the possibility that levels of comparable-store sales or average sales per square foot will decline; the possibility that we may not be able to successfully expand in the United States and other new markets; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to continually innovate and provide our consumers with improved products; the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200
Media Contact:
Evan Goetz
FD
212-850-5600
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 2, 2010	May 3, 2009
	(unaudited)	(unaudited)
Net revenue	$138,297	$81,680
Costs of goods sold	63,940	46,656

Gross profit	74,357	35,024
As a percent of net revenue	53.8%	42.9%
Selling, general and administrative expenses	41,883	25,171
As a percent of net revenue	30.3%	30.8%

Income from operations	32,474	9,853
As a percent of net revenue	23.5%	12.1%
Other income (expense), net	161	78

Income before provision for income taxes	32,635	9,931
Provision for income taxes	13,047	3,413

Net income	$19,588	$6,518

Basic earnings per share	$0.28	$0.09
Diluted earnings per share	$0.27	$0.09
Basic weighted-average shares outstanding	70,599	70,131
Diluted weighted-average shares outstanding	71,582	70,331
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	May 2, 2010	May 3, 2009
ASSETS
Current assets
Cash and cash equivalents	$173,640	$59,271
Inventories	50,750	44,635
Other current assets	15,053	10,003

Total current assets	239,443	113,909
Property and equipment, net	63,844	60,960
Intangible assets, net	8,096	8,166
Deferred income taxes and other assets	21,707	24,751

Total assets	$333,090	$207,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,019	$5,218
Other current liabilities	36,817	22,157
Income taxes payable	1,961	—

Total current liabilities	46,797	27,375
Deferred income taxes and other non-current liabilities	18,504	12,141
Stockholders’ equity	267,796	168,270

Total liabilities and stockholders’ equity	$333,090	$207,786

     Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 2, 2010	May 3, 2009
Cash flows from operating activities
Net income	$19,588	$6,518
Items not affecting cash	9,026	5,963
Other, including net changes in other non-cash balances	(16,042)	(9,662)

Net cash provided by operating activities	12,572	2,819
Net cash used in investing activities	(6,157)	(2,555)
Net cash provided by financing activities	4,982	350
Effect of exchange rate changes on cash	2,670	1,860

Increase in cash and cash equivalents	14,067	2,474
Cash and cash equivalents, beginning of period	$159,573	$56,797

Cash and cash equivalents, end of period	$173,640	$59,271

Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 2, 2010	May 3, 2009
	% Change	% Change
Comparable-store sales (GAAP)	51%	(21)%
Increase (decrease) due to foreign exchange rate changes	(16)%	13%

Comparable-store sales in constant dollars	35%	(8)%
Creating components for people to live longer, healthier and more fun lives